Exhibit 99.1

CONTACTS:

For Media:

Suzanne Dulong

Keurig Green Mountain

T: 781-418-8075/E: pr@keurig.com

For Investors:

Kristi Bonner

Keurig Green Mountain

T: 646-762-8095/ kristi.bonner@keurig.com

FOR IMMEDIATE RELEASE

Keurig Green Mountain to Acquire Bevyz Global Ltd.

Acquisition Strengthens Keurig’s Technology Portfolio

WATERBURY, Vt., (December 4, 2014) — Keurig Green Mountain, Inc. (Keurig) (NASDAQ: GMCR), a leader in specialty coffee, coffee makers, teas, and other beverages with its innovative brewing technology, announced today that it has entered into an agreement to acquire the outstanding equity of MDS Global Holding p.l.c. (“Bevyz”) that it does not already own.  The transaction is valued at approximately €178 million euros, in cash, or approximately $220 million based on exchange rates as of the close of business on December 3, 2014.  Keurig currently owns approximately 15% of Bevyz on a fully diluted basis and will fund the acquisition with cash on hand.  The transaction is subject to customary closing conditions and is expected to close in the next month.

Founded in 2004 by Edouard Sterngold and Eva Schwarz, Bevyz has developed a unique, patented single-portion multi-drink system that dispenses an extensive range of premium tasting hot and cold beverages.

“The acquisition of Bevyz adds unique and complementary technology and research and development capabilities,” said Brian Kelley, Keurig’s President and CEO.  “As a result of our strong balance sheet, we’re able to make this strategic acquisition while investing in organic growth and returning cash to shareholders.”

As previously announced, Keurig will launch its Keurig Cold platform in the fall of 2015.  This innovative new beverage system will offer consumers a convenient, sustainable way to enjoy freshly-made cold beverages including carbonated drinks, enhanced waters, juice drinks, sports drinks and teas at home with the one-touch simplicity, quality and variety that North American consumers love about the Keurig® brand hot system platform.

“We are extremely excited about this development as we believe Keurig’s innovative approach and business model are directly aligned with our mission to deliver superior, in-home beverage experiences to consumers,” added Edouard Sterngold, Bevyz’s founder and CEO.  “We’re excited to become part of the Keurig team and believe this acquisition is financially compelling for our shareholders and creates new opportunities for our employees.”

Following the acquisition, Bevyz’s roughly 50 employees will become part of Keurig’s technology and product systems teams and are expected to continue to be located primarily in the Netherlands and Malta.

Keurig reiterated its fiscal year 2015 and first quarter 2015 guidance provided in its November 19, 2014 earnings press release.

In connection with this transaction, BofA Merrill Lynch served as financial advisor to Keurig and Perella Weinberg Partners served as financial advisor to Bevyz and E.  Landau Law Offices of Jerusalem, Israel and The Giannuzzi Group of New York acted as legal counsel to Bevyz.

About Keurig Green Mountain, Inc.

As a leader in specialty coffee, coffee makers, teas and other beverages, Keurig Green Mountain (Keurig) (NASDAQ: GMCR), is recognized for its award-winning beverages, innovative brewing technology, and socially responsible business practices.  The Company has inspired consumer passion for its products by revolutionizing beverage preparation at home and in the workplace.  Keurig supports local and global communities by investing in sustainably-grown coffee and by its active involvement in a variety of social and environmental projects.  By helping consumers drink for themselves, we believe we can brew a better world.  For more information visit: www.KeurigGreenMountain.com.  To purchase Keurig® products visit: www.Keurig.com or www.Keurig.ca.

Keurig routinely posts information that may be of importance to investors in the Investor Relations section of its website, www.KeurigGreenMountain.com, including news releases and its complete financial statements, as filed with the SEC.  The Company encourages investors to consult this section of its website regularly for important information and news.  Additionally, by subscribing to the Company’s automatic email news release delivery, individuals can receive news directly from Keurig as it is released.

Keurig Forward-Looking Statements

Certain information in this press release constitutes “forward-looking statements.” Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could,” “may,” “aims,” “intends,” or “projects.” However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.  These statements may relate to: the expected impact of raw material costs and our pricing actions on our results of operations and gross margins, expected trends in net sales and earnings performance and other financial measures, the expected productivity and working capital improvements, the success of introducing and producing new product offerings, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the expected results of operations of businesses acquired by us, our ability to issue debt or additional equity securities, our expectations regarding purchasing shares of our common stock under the existing authorizations, projections of payment of dividends, the impact of pending shareholder litigation, and the impact of antitrust litigation pending against the Company in the United States and Canada.  A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur.  Management believes that these forward-looking statements are reasonable as and when made.  However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made.  We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company’s historical experience and our present expectations or projections.  These risks and uncertainties include, but are not limited to, those described in Part I, “Item 1A. Risk Factors” and Part II, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 27, 2014, and elsewhere in that report and those described from time to time in our future reports filed with the Securities and Exchange Commission.

KGM-G

###